Exhibit 99.1

BEACON APPOINTS EARL NEWSOME, JR.
TO ITS BOARD OF DIRECTORS

HERNDON, Va.—(BUSINESS WIRE)—March 3, 2021—Beacon (Nasdaq: BECN) (the “Company”) announced today that it has added Earl Newsome, Jr. to its Board of Directors.

Mr. Newsome is a global information technology executive with over 30 years of leadership experience with Fortune 500 firms. He is currently Chief Information Officer, Americas IT for Linde PLC, a $28 billion global industrial gases and engineering firm formed by the merger of Linde and Praxair, Inc. Prior to the merger, he served as Global Chief Information Officer and Vice President of Praxair from May 2016 to March 2019. Prior to joining Praxair, he was Corporate CIO and Vice President, Digital at TE Connectivity, a producer of highly engineered connectivity and sensing products, where he built a world-class IT organization that accelerated each business unit’s success. Mr. Newsome also previously served as Vice President, Global IT Services at Estée Lauder, where he transformed the Shared Services organization into a global team and established its Global Innovation Lab, and as Senior Director, Strategy and Integration and Global Operations, for Bowne & Co., where he directed the M&A strategy of the digital business unit and managed global operations. Earlier in his career, Mr. Newsome served as VP and CIO of Owens-Illinois and was Partner at Deloitte & Touche.

Mr. Newsome currently serves on the board of First Independence Bank and First Independence Corporation, a bank and related bank holding company, and Navisite, a managed cloud service provider. He also currently serves on the Innovation Advisory Council for Vation Ventures, an innovation management company. Mr. Newsome was Captain in the U.S. Army and received his Bachelor of Science in Computer Science from the United States Military Academy at West Point.

“We are very pleased to welcome Earl and look forward to the diverse and wide-ranging experiences he brings to our Board of Directors,” said Julian Francis, Beacon’s President and Chief Executive Officer. “His deep digital and operational knowledge with highly-regarded multi-national public companies will be a valued asset as we drive organic growth and operational improvement through our four key strategic initiatives. Earl’s passion for improving the customer and employee experience as competitive levers for growth will benefit us as we strive to help all of our stakeholders reach their full potential.”

Mr. Newsome added: “I’m delighted to join Beacon’s high caliber Board of Directors. The Company plays a pivotal role in the residential and commercial building products supply chain, and I’m looking forward to helping Beacon drive growth, leverage operational excellence and deliver shareholder value. Beacon is well positioned to lead the industry with powerful digital solutions designed to enhance customer loyalty.”

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 90,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
James Wilson	Jennifer Lewis
VP Finance & Treasurer	VP, Communications and Corporate Social Responsibility
Jim.Wilson@becn.com	Jennifer.Lewis@becn.com
571-306-7501	571-752-1048